UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2016

Tableau Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

837 North 34th Street, Suite 200 Seattle, Washington	98103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 633-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Increases

On April 11, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Tableau Software, Inc. (the “Company”), pursuant to the authority delegated to the Compensation Committee by the Board, approved annual base salaries for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) listed below, in each case effective as of January 1, 2016, as set forth in the table below.

Named Executive Officer	Title	2016 Annual Base Salary
Thomas Walker	Chief Financial Officer	$350,000
Elissa Fink	Chief Marketing Officer	$325,000
Kelly Wright	Executive Vice President, Sales	$300,000
Keenan Conder	Vice President, General Counsel & Corporate Secretary	$300,000

Adoption of 2016 Target Bonuses

On April 11, 2016, the Compensation Committee also established the target bonuses for fiscal year 2016 for the above-referenced named executive officers. As in past years, Ms. Wright, as leader of the Company’s sales organization, participates in the broad-based company sales commission plan and her target commissions are established at 100% of her base salary at $300,000. As in past years, Mr. Walker, Ms. Fink and Mr. Conder continue to be eligible to participate in the Company’s incentive bonus plan for non-sales employees, under which full-time employees are entitled to a target bonus of up to 10% of their base salaries tied to the achievement of Company performance goals. In addition, for 2016, Mr. Walker will be eligible to receive a discretionary bonus of up to $300,000, Ms. Fink will be eligible to receive a discretionary bonus of up to $100,000, and Mr. Conder will be eligible to receive a discretionary bonus of up to $125,000, in each case based on the achievement of certain Company-wide sales goals as well as subjective individual performance criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tableau Software, Inc.
Dated: April 15, 2016
	By:	/s/ Keenan M. Conder
Keenan M. Conder
Vice President, General Counsel and Corporate Secretary